As filed with the Securities and Exchange Commission on November 30, 2005

AMENDMENT TO REGISTRATION NO. 333-48306

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8/A

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

OPTELECOM-NKF, INC.

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE

(State of Incorporation)

52-1010850

 (IRS Employer Identification No.)

12920 Cloverleaf Center Drive

Germantown, Maryland 20874

(Address of Principal Executive Offices)

OPTELECOM-NKF, INC. Employee Stock Option Plan

 (Full Title of Plan)

David L. Lowans, Esq.

Karp Frosh Lapidus, Wigodsky & Norwind, P.A.

2273 Research Boulevard

Suite 200

Rockville, Maryland 20850

(301) 948-3800

(Name and address of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $.03 par value	300,000	$8.38	$2,514,000	$269
Total	300,000	$8.38	$2,514,000	$269

(1)           Pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also includes an indeterminate amount of interest to be offered or sold pursuant to the employee benefit plan described herein.

(2)           Determined in accordance with Rule 457(h), the registration fee is based on the average option price per share for shares presently subject to options and, for those shares not presently subject to options, on the average of the high and low prices of the Registrant’s Common Stock reported on the Nasdaq National Market on November 11, 2005.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The documents listed in (a) through (c) below are incorporated by reference. All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934 prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

(a)  The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

(b) The Company’s Current Reports on Form 10-Q for the three, six and nine months ended September 30, 2005.

(c) Form S-8 filed by the Company on October 20, 2000, Registration #333-48306, registering 300,000 shares of common stock, $.03 par value per share, pursuant to the Optelecom, Inc. Employee Stock Option Plan and the Optelecom, Inc. 2000 Non-Qualified Stock Option Plan.

(d) The description of the Common Stock, $.03 par value per share, of the Company which is contained in a registration statement filed under Section 12 of the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description.

ITEM 4. DESCRIPTION OF SECURITIES.

On May 7, 2002, the stockholders approved the Optelecom, Inc. 2002 Stock Option Plan (the “Stock Option Plan”), which became effective on June 1, 2002. On February 15, 2005, the Board of Directors adopted a resolution increasing the number of shares of Common Stock available for award under the Stock Option Plan from 500,000 shares to 800,000 shares which was approved by the Company’s shareholders on May 2, 2005.  The shares of common stock being registered hereby represent an increase of 300,000 of shares available for grant under the Optelecom-NKF, Inc. 2002 Stock Option Program which replaced both the Optelecom, Inc. Employee Stock Purchase Plan and the Optelecom, Inc. 2000 Non-Qualified Stock Option Plan. As of November 11, 2005, 342,936 original shares of common stock were available for grant under the Plan, 434,014 options for the purchase of 434,014 shares of common stock had been granted and 67,453 options to purchase were exercised. Expiration dates on the option to purchase granted to date range from March 1, 2007 to November 7, 2010.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Delaware General Corporation Law, Section 102(b) (7), enables a Corporation in its certificate of incorporation to eliminate or limit personal liability of members of its Board of Directors for monetary damages for breach of a director’s fiduciary duty of care.  The elimination or limitation does not apply where there has been a breach of the duty of loyalty, failure to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying a dividend or approving a stock repurchase which was deemed illegal or obtaining an improper personal benefit.  The Company’s Certificate of Incorporation provides in effect for the elimination of the liability of directors to the extent permitted by Delaware Law.

Delaware General Corporation Law, Section 145, permits a corporation organized under Delaware law to indemnify directors and officers with respect to any matter in which the director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful.  The Bylaws of the Company entitle directors and officers of the Company to indemnification to the extent permitted by Delaware law.

Directors and officers are also insured against certain liabilities under a directors and officers’ liability insurance policy maintained by the Company.

ITEM 8. EXHIBITS.*

4(a)	OPTELECOM-NKF, INC. 2002 Employee Stock Option Plan is hereby incorporated by reference from Exhibit B to Registrant’s May 7, 2002 PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS.

5	Opinion of counsel of Registrant.

23	Consent of counsel (included in Exhibit 5).

23.1	Consent of Independent Registered Public Accounting Firm **

* Exhibits are numbered in accordance with Item 601 of Regulation S-K.

** Filed herewith

Item 9.	UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Germantown, State of Maryland, on the 30th day of November, 2005.

OPTELECOM-NKF, INC.

By:	/s/ Edmund D. Ludwig
Edmund D. Ludwig
President and Chief Executive
Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Edmund D. Ludwig	President, Chief Executive	November 30, 2005
Edmund D. Ludwig	Officer and a Director

/s/ James Armstrong	Vice President, Chief	November 30, 2005
James Armstrong	Financial Officer and a Director

/s/ David R. Lipinski	Director	November30, 2005
David R. Lipinski

/s/ Carl Rubbo, Jr.	Director	November 30, 2005
Carl Rubbo, Jr.

/s/ Robert Urso	Director	November 30, 2005
Robert Urso

/s/ Walter F. Fatzinger, Jr.	Director	November 30, 2005
Walter F. Fatzinger, Jr.

/s/ Thomas Overwijn	Director	November 30, 2005
Thomas Overwijn

EXHIBIT INDEX

4	OPTELECOM-NKF, INC. Employee Stock Purchase Plan is hereby incorporated by reference from Exhibit B to Registrant’s May 7, 2002 PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS .

5	Opinion of counsel of Registrant.

23	Consent of counsel (included in Exhibit 5).

23.1	Consent of Independent Registered Public Accounting Firm **

* Exhibits are numbered in accordance with Item 601 of Regulation S-K.

** Filed herewith